EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of MediciNova, Inc. pertaining to the 2004 Stock Incentive Plan and the MediciNova, Inc. 2007 Employee Stock Purchase Plan of our reports dated February 9, 2007 with respect to (1) the consolidated financial statements of MediciNova, Inc., and (2) MediciNova Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MediciNova, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 28, 2007